Exhibit 5.2

THE LAW OFFICES OF

T. J. Jesky

ATTORNEY AND COUNSELOR AT LAW

200 West Madison, Suite 2100
Chicago, IL 60606

Phone: (312) 894-0130

Fax: (312) 489 8216

Email: tjjesky@yahoo.com

July 6 , 2017

To: Board of Directors, UBI Blockchain Internet, LTD.

Re:	Form S-1/A (file no. 333-217792), to be filed with the U. S. Securities and Exchange Commission for UBI Blockchain Internet LTD. a Delaware corporation (the “Company”)

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 with respect to the registration of 10,500,000 shares of Class A common stock, par value $0.001, being offered by two selling stockholders, and 51,700,000 shares of Class C common stock, par value $0.001 being offered by one hundred seventy-eight selling securityholders (the “Shares”) on the terms and conditions set forth in the Registration Statement.

In that connection, I have examined original copies, certified or otherwise identified to my satisfaction, of such documents and corporate records, and have examined such laws or regulations, as have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

i.	The Certificate of Incorporation of the Company, filed November 9, 2016;

ii.	Certificate of Amendment to Certificate of Incorporation, filed May 24, 2017;

iii.	Bylaws of the Company, dated August 26, 2010;

iv.	The Registration Statement noted above and the Exhibits thereto; and

v.	Such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to me by the parties herein. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based on the foregoing, I am of the opinion that the Shares, when issued as contained in this registration statement, will be duly and validly issued, duly authorized, fully paid and non-assessable.

This opinion is limited to the laws of the State of Delaware and federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Interests of Named Experts and Counsel” and in the prospectus comprising part of the Registration Statement.

Sincerely,

/s/ T. J. Jesky

T. J. Jesky, Esq.